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                                                                    EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in (i) the registration statement (No. 333-88014) on Form S-3 of United Auto Group, Inc. and (ii) the registration statements (No. 333-14971, No. 333-26219 and No. 333-50816) on Form S-8 of
United Auto Group, Inc., of our report dated January 29, 2003, except as to Note 7, which is as of March 26, 2003, with respect to the consolidated balance sheet of UAG UK Holdings Limited and subsidiaries as of December 31, 2002, and the related consolidated statements of income, stockholder's equity and cash flows for the year then ended, which report appears in the December 31, 2002 annual report on Form 10-K of United Auto Group, Inc. (none of the aforementioned financial statements are presented separately therein).



/s/ KPMG Audit Plc

Birmingham, United Kingdom
March 26, 2003